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                                                                Exhibit-4(B)


                            FORM OF MIDWAY GAMES INC.
                                OPTION AGREEMENT
                                ----------------

TO:   ________________________

      Re: [Non-Qualified Stock Option] [Incentive Stock Option]
          Midway Games Inc. 1996 Stock Option Plan

      This letter will evidence the grant to you on ("Grant Date") by the Compensation and Stock Option Committee of the Board of Directors of Midway Games Inc. (the "Company") of an option pursuant to the Company's 1996 Stock Option Plan (the "Plan") to purchase ____ (__) shares of the common stock, per value $.01 per share ("Common Stock"), of the Company at a price of $___ per share (the "Option"). Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as [a non-qualified stock option] [an incentive stock option].

      This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Agreement and of the Plan as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Agreement as if fully set forth herein.

      In consideration of the granting of this Option by the Company, you hereby agree to render faithful and efficient service to the Company or to the subsidiary of the Company which is your primary "Employer," with such duties and responsibilities as your Employer shall from time to time prescribe, for a period of at least one (1) year from the date this Option is granted and you further agree that for a period of one (1) year after your termination of employment, you will not own, manage, control or associate with -- as an agent, officer, employee, investor, lender, or otherwise -- any business entity in the United States which is a "Competitor" of your Employer. The terms "Employer" and "Competitor" are defined on Exhibit A. You hereby specifically agree that the scope of the above covenant is reasonable and fair. Should, however, a court of competent jurisdiction deem it to be impermissibly overbroad, it is the intention of the parties to this Agreement that the covenant be enforced as to the greatest extent deemed to be enforceable. Further, you hereby agree that during your employment and thereafter, you will not disclose, discuss, copy or otherwise use or allow to be used, in any manner, in competition with or contrary to the interests of the Company or any of its subsidiaries, the customer lists, product research, engineering data or other trade secrets of the Company or any of its subsidiaries. Nothing in this Agreement or in the Plan shall confer upon you any right to continue in the employ of the Company or any subsidiary of the Company or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which are hereby expressly reserved.

      The Company shall not be obligated to issue any shares pursuant to this Option if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or

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otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

     It is understood that the Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of this Option. By the execution hereof, you hereby agree to pay to the Company or your Employer all such amounts requested by the Company to permit the Company to take any tax deduction available to it resulting from the exercise of this Option. You also agree to comply with any procedures established, from time to time, by the Company to ensure that the Company receives prompt advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.

     This Option may be exercised as follows: [up to __% of the total number of shares granted to you ("Total Grant") shall be exercisable commencing on the first anniversary of the Grant Date; up to __% of the Total Grant shall be exercisable commencing on the second anniversary of the Grant Date; up to __% of the Total Grant shall be exercisable commencing on the third anniversary of the Grant Date; and up to 100% of the Total Grant shall be exercisable commencing on the fourth anniversary of the Grant Date] [100% of the Total Grant shall be exercisable on the Grant Date]. This Option, to the extent not previously exercised, shall expire on the day preceding the tenth anniversary of the Grant Date.

     This Option is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit B, together with
payment as provided in the Plan.                  ---------

     Would you kindly evidence your acceptance of this Option and your agreement to comply with the provisions of this Agreement and of the Plan by executing the enclosed copy of the Agreement under the words "ACCEPTED AND AGREED TO" and returning a copy to Barbara M. Norman, Vice President and Secretary of the Company.

                                                Very truly yours,

                                                MIDWAY GAMES INC.
                                                By:_______________________
                                                   Name:
                                                   Title:


Attachments

ACCEPTED AND AGREED TO
this____day of____, 199_.

_________________________
Name:

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                                  EXHIBIT A
                                  ---------


If your "Employer" is:                  A "Competitor" is an entity engaged in:
----------------------                  ---------------------------------------

Midway Games Inc.                       The designing, manufacturing or selling
Midway Home Entertainment Inc.          of coin-operated video games or the
Midway Interactive Inc.                 designing, publishing and/or marketing
Midway/Nintendo Inc.                    of interactive entertainment software
Atari Games Corporation                 for use on dedicated video game
Tengen, Inc.                            platforms and personal computers.
K.K. Atari Interactive


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                                  EXHIBIT B
                                  ---------

                                                      Dated: _______________


Vice President and Secretary
MIDWAY GAMES INC.
3401 North California Avenue
Chicago, IL 60618

Gentlemen:

     Notice is hereby given of my election to purchase ___ shares of common stock, par value $.01 per share (the "Common Stock"), of Midway Games Inc. (the "Company") at a price of $___ per share pursuant to the provisions of the stock option ("Option") granted to me on ____ under the terms of the Midway Games Inc. 1996 Stock Option Plan.

      Enclosed is my check made payable to the Company in the amount of $____ in payment of the exercise price of the Option and my check in the amount of $____ made payable to the subsidiary of the Company which is my employer (or to the Company as my employer) in payment of the tax due on exercise of the Option.

     The following information is supplied for use in issuing and registering the shares purchased hereby:

          Number of certificates:  ___________________________________

          Denomination of each
          certificate:             ___________________________________

          Name:                    ___________________________________

          Address:                 ___________________________________

                                   ___________________________________

          Social Security Number:  ___________________________________




                                                 Very truly yours,



                                                 _____________________

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